                                                                      EXHIBIT 12


                      ADVANCED LIGHTING TECHNOLOGIES, INC.
        STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (In thousands)


                                                         THREE MONTHS ENDED
                                                            SEPTEMBER 30,
                                                     --------------------------
                                                       2002              2001
                                                     --------          --------
Income (loss) before income taxes,
  minority interest and cumulative
  effect of accounting change                        $ (1,127)         $(15,644)
Interest expense                                        2,789             3,093
Interest portion of rent expense                          208               243
                                                     --------          --------

  EARNINGS                                           $  1,870          $(12,308)
                                                     ========          ========


Interest expense                                     $  2,789          $  3,093
Interest capitalized                                      107               296
Interest portion of rent expense                          208               243
Preferred share accretion                                 699               653
                                                     --------          --------

  FIXED CHARGES                                      $  3,803          $  4,285
                                                     ========          ========


RATIO OF EARNINGS TO FIXED CHARGES                        0.5                --
                                                     ========          ========

For purposes of calculating the unaudited ratio of earnings to fixed charges, earnings consist of income (loss) before provision for income taxes plus fixed charges. Fixed charges consist of interest charges and amortization of debt issuance costs, whether expensed or capitalized, the portion of rental expense that is representative of interest, and preferred share accretion. For the three months ended September 30, 2002, earnings were inadequate to cover fixed charge requirements by $1,933. For the three months ended September 30, 2001, earnings were inadequate to cover fixed charge requirements by $16,593.